Exhibit (g)(iv)

FMI FUNDS, INC.

FORM OF FOURTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FOURTH AMENDMENT dated as of the ___ day of ______, 2013, to the Custody Agreement dated as of September 21, 2010, as amended to date (the "Agreement"), is entered into by and between FMI Funds, Inc., a Maryland corporation (the "Company") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Company and the Custodian desire to amend the Agreement to add a fund;

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: ____________________________	By: ____________________________

Name:	Name:

Title:	Title:

EXHIBIT C

to the Custody Agreement

Fund Names

Separate Series of FMI Funds, Inc.

Name of Series
FMI Focus Fund
FMI Large Cap Fund
FMI International Fund FMI Common Stock Fund